Exhibit 10.3

Visteon Asia Pacific Inc. 9th Floor, Modern Logistic Building 448 Hongcao Road Shanghai, 200233 People’s Republic of China Phone: 86-21-6192-9900 Fax. 86-21-6145-5301
P.R. China Employment Agreement

This employment agreement (this “Agreement”) is entered into by and between Visteon Asia Pacific Inc. (VAPI, or the “PRC Employer”) and Robert Charles Pallash ("Employee") on December 12, 2011.

This Agreement is concurrent with the employment letter with mutual understanding of employment terms and conditions between Visteon Engineering Services Ltd (VES Ltd) ("Overseas Employer") and the Employee on December 12, 2011 (the “Overseas Agreement”).

Employee's duties and responsibilities included in this Agreement have been distinct from the duties and responsibilities included in the Overseas Agreement.

Employee's position is Managing Director and Chairman of the Board, VAPI with specified leadership responsibilities in VAPI, which is a PRC company located in Shanghai, PRC. In this capacity, Employee reports to Don Stebbins, Chairman and Chief Executive Officer, Visteon Corporation.

Employee's PRC employment begins on January 1, 2011 and lasts for a term of two (2) Years. The terms and conditions outlined in this Agreement are only relating to, and are fixed for, the duration of Employee's PRC employment.

Employee's compensation and benefits package for PRC employment will be designed to provide a level of income and benefits in consideration of Employee's duties and responsibilities for VAPI only.

The PRC laws and policies will apply to this Agreement.

1.    Duties and Responsibilities

Employee's remuneration for the following duties and responsibilities for this Agreement will be paid and borne by PRC Employer. Employee’s job performance in relation to the following duties and responsibilities will be evaluated by PRC Employer on a regular basis against established performance objectives during the term of this Agreement. Employee’s compensation is subject to adjustments based on the employee’s China role and performance.

Duties and Responsibilities

•	Executive leadership for China and Asia Pacific Marketing and Customer functions

•	Management oversight for AP regional headquarters business and functional activities

•	Representative of the Board of Directors of VAPI and other Visteon Chinese entities

•	Identification of China and Asia Pacific strategic growth opportunities

•	Development of multinational and Chinese Customer and Partner relationships

•	Sponsorship for local leadership talent development and succession planning

2.    Compensation

Employee’s PRC compensation is paid through PRC Employer's payroll.

2.1    Housing Allowance

PRC Employer pays for Employee's housing in the form of a housing allowance to cover up 100% of the cost of housing and fees, currently at RMB 91,000.0 per month and basic utilities of approximately RMB 3,500.0 per month.

2.2    Home Leave Allowance

PRC Employer provides a home leave allowance for airfares for the Employee and accompanying family members to their home country each year during the assignment in accordance with published travel guidelines. The Employee can also request reimbursement of up to 30 day car rental for one vehicle per leave. For 2011, the Home Leave Allowance is capped at RMB 110,000.0.

2.4    Rest and Relaxation (R&R) Allowance

PRC Employer provides a rest and relaxation allowance for the Employee and accompanying family members each year during the assignment. The R&R Leave will include five (5) business days off. For 2011, the R&R Allowance is capped at RMB 224,000.0.

2.5    VIP Membership and Fees

PRC Employer provides a VIP Airport Membership Fee of RMB 22,000.0 per year during the assignment.

3.    Travel at the beginning and end of Employee's PRC employment

PRC Employer will fund the costs associated with Employee's travel at the beginning and end of his PRC employment in accordance with published travel guidelines.

4.    Vacation, Working Hours, and Public Holidays

Employee’s Annual Leave eligibility will be in accordance with Overseas Employer's leave policy (currently 26 days per annum). Working hours and public holiday will be observed in accordance with local Chinese custom and laws.

5.    Personal Taxation

While under this employment agreement, Employee will be tax equalized and responsible for any tax liability up to the amount of the home country tax liability calculated on the base salary and any company incentive compensation. PRC Employer is responsible for Employee's PRC IIT resulting from Employee's working in the PRC.

6.    Termination of the PRC Agreement

This Agreement may be modified or terminated at any time as a result of a change in business needs. In that event, PRC Employer may amend this agreement to modify or expand Employee's responsibilities at any time in order to accommodate the need of PRC Employer.

Notwithstanding the foregoing, the termination, modification of this Agreement shall not reduce, mitigate or prejudice Employee’s rights and benefits under the Overseas Agreement with VES Ltd and applicable global policies of Visteon Corporation.

7.    Repatriation

7.1    Return Shipment of Household Goods and Personal Effects

The PRC Employer will provide a 40” container (or additional container upon request and approval) and an air shipment of up to 726 pounds, including 60 days in-transit storage.

7.2    Return Settling-In Allowance

The PRC Employer will provide a Settling-In allowance of RMB 65,000 net of tax to cover most expenses associated with the repatriation.

7.3    Return Travel Expenses

The PRC Employer will reimburse travel costs in accordance with the Company’s travel guidelines for the Employee and accompanying family members via the most direct route.

7.4    Temporary Living

The PRC Employer will cover up to 60 days in total of interim living expenses for the Employee and accompanying family, to be utilized in either the home or host locations.

7.5    Tax Services

Visteon will support the first (1) full year home and host country individual income tax returns following repatriation. The returns will be prepared by Deloitte.

This employment agreement has been drawn up in two copies which have been distributed to Robert Charles Pallash and Visteon Asia Pacific Inc (VAPI), respectively.

Signed:      /s/ R. C. Pallash             Signed:   /s/ Lian Li

Print Name:   R. C. Pallash             Print Name:   Lian Li